EXHIBIT 4.3

NEONODE INC.

CERTIFICATE OF INCREASE OF DESIGNATION
OF
SERIES B PREFERRED STOCK

Pursuant to Section 151(g) of the Delaware General Corporation Law, Neonode Inc., a Delaware corporation (the "Corporation"), does hereby certify:

WHEREAS, the Corporation does here certify that a Certificate of Designations, Preferences, and Rights of Series A and Series B Preferred Stock was executed, acknowledged, and filed by the Corporation on December 30, 2008.

WHEREAS, the Corporation does here certify that a Certificate of Increase of Designation of Series B Preferred Stock was executed, acknowledged, and filed by the Corporation on January 13, 2009.

WHEREAS, the Corporation does here certify that pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation on January 15, 2009 duly adopted the following resolutions increasing the number of designated shares of Series B Preferred Stock of the Corporation, and that such resolutions have not been modified and are in full force and effect on the date hereof:

RESOLVED, to increase the number of designated shares of Series B Preferred Stock of the Corporation from 102,690 shares to 108,850 shares.

FURTHER RESOLVED, that the directors and officers of the Corporation be, and each of them hereby is, authorized and empowered on behalf of the Corporation to execute, verify, and file a certificate of increase of designation in accordance with Delaware law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase of Designation to be executed by its duly authorized officer this 28 day of January, 2009.

NEONODE INC.

By:	/s/ David W. Brunton
Name:	David W. Brunton
Title:	CFO